SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X] Preliminary Proxy Statement                 [  ] Confidential, for Use of
                                                the Commission Only (as
                                                permitted by
                                                Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     QUIPP, INC.

                (Name of Registrant as Specified in Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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    22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:


      2)  Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



      4)  Proposed maximum aggregate value of transaction:


      5)  Total fee paid:


[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously.  Identify the previous filing by registration statement
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                                Preliminary Copy

                                   QUIPP, INC.
                               4800 NW 157 STREET
                              MIAMI, FLORIDA 33014


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be held May 14, 1996


To the Shareholders of Quipp, Inc.:

Notice is hereby given that the 1996 Annual Meeting of Shareholders of Quipp, Inc. (the "Company") will be held at its corporate offices at 4800 NW 157 Street, Miami, Florida on May 14, 1996 at 10:00 A.M. Eastern Daylight Time, for the following purposes:

      (1) To elect six members of the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

      (2) To vote upon a proposal to amend the Company s Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue to 8,000,000 shares.

      (3) To vote upon a proposal to approve the Quipp, Inc. 1996 Equity Compensation Plan.

      (4) To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants to examine the financial statements of the Company for 1996, and

      (5) To act upon such other matters that may properly be presented at the Meeting or any adjournment or postponement thereof.

The close of business on April 8, 1996 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and to vote at the meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be conducted at the meeting. The Board of Directors urges you to sign, date and return promptly the enclosed form of proxy. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

Miami, Florida                             By Order of the Board of Directors
April 19, 1996



                                    Alan Singer
                                    Secretary



TO ASSURE PROPER REPRESENTATION AT THE MEETING, ALL SHAREHOLDERS ARE EARNESTLY REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                   QUIPP, INC.
                               4800 NW 157 STREET
                              MIAMI, FLORIDA 33014


                                 PROXY STATEMENT


This Proxy Statement is furnished to the holders of Common Stock (the "Common Stock") of Quipp, Inc. (the "Company"), a Florida corporation, in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1996 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's corporate offices at 4800 NW 157 Street, Miami, Florida on May 14, 1996 at 10:00 A.M., Eastern Daylight Time, and at any adjournment or postponement thereof.

This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 19, 1996. The shareholders of record at the close of business on April 8, 1996 (the "Record Date") are entitled to notice of, and to vote at the Meeting.

If the enclosed proxy is properly executed and returned in time for voting, the shares of Common Stock represented thereby will be voted as indicated in such proxy. In the absence of instructions, proxies will be voted FOR the election of the nominees of the Board of Directors, FOR the proposal to amend the Company s Articles of Incorporation, FOR the proposal to approve the Quipp, Inc. 1996 Equity Compensation Plan and FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1996. Proxies will extend to, and will be voted at any adjourned or postponed session of the Meeting. The Board of Directors is not aware of any matters to come before the Meeting other than those described in this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment with respect to such matters. At any time before it is exercised, a proxy may be revoked by a shareholder by delivering a duly executed proxy bearing a later date, by notice to the Secretary of the Company in writing at the address set forth above or by voting by ballot at the Meeting.


                    VOTING SECURITIES AND SECURITY OWNERSHIP

General

On April 8, 1996, there were outstanding 1,634,465 shares of Common Stock, $.01 par value (the "Common Stock"), which constitutes the only class of voting securities of the Company. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, at all meetings of shareholders. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is required to constitute a quorum in order to transact business at the Meeting.

Directors are elected by a plurality of votes cast. Generally, under Florida law, action on a matter, other than the election of directors, is approved if the votes cast on the subject matter favoring the action exceed the votes cast opposing the action. Accordingly, abstentions will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in vote totals.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning ownership of the Common Stock of the Company as of March 8, 1996 by (a) each shareholder known by the Company to beneficially own more than five percent of the Common Stock, (b) each director and each nominee for election as a director of the Company, (c) each executive officer of the Company and (d) all directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below, either alone or together with such person's family, had sole voting and investment power with respect to the shares listed next to such person's name. This table does not include shares underlying stock options granted under the Quipp, Inc. 1996 Equity Compensation Plan, which is subject to shareholder approval. See Proposal to Adopt Quipp, Inc. 1996 Equity Compensation Plan .

      Name and Address of            Beneficially            Percent of
        Beneficial Owner                Owned                   Class

      Louis D. Kipp (1)                     101,705              6.2%

      Jack D. Finley                         44,875              2.7%

      William L. Rose                        10,550              *

      Ralph M. Branca                         2,000              *

      Richard H. Campbell                         0              *

      Cristina H. Kepner (2)                  3,000              *

      Kenneth G. Langone (3)                146,500              9.0%

      James E. Pruitt (4)                   103,706              6.3%

      All directors and officers
        as a group                          412,336              25.2%


      * Less than 1 %


(1) The address of Mr. Kipp is Quipp, Inc., 4800 NW 157 Street, Miami, Florida 33014.

(2) Does not include shares held by Invemed Associates, Inc. (see Note 3). Ms. Kepner is Executive Vice President of Invemed Associates, Inc.

(3) Includes 45,400 shares held by Invemed Associates, Inc. Mr. Langone is the President of Invemed Associates, Inc. and 81 % owner of its corporate parent. The address of Mr. Langone is Invemed Associates, Inc., 375 Park Avenue, New York, New York 10152.

(4) The address of Mr. Pruitt is 2960 North Riverside Drive, Indiatlantic, FL 32903.




                              ELECTION OF DIRECTORS


Nominees for Election

At the Meeting, the shareholders will elect six directors to hold office until the Annual Meeting of Shareholders in 1997 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "For" the election of the following nominees: Ralph M. Branca, Richard H. Campbell, Jack D. Finley, Cristina H. Kepner, Louis D. Kipp, and William L. Rose. All of the nominees, except Mr. Campbell, are currently members of the Board of Directors of the Company.

The Board of Directors believes that all the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

      Set forth below is certain information concerning the nominees for election as directors:

            Name                             Age            Position with the
                                                            Company

            Ralph M. Branca                    60           Director

            Richard H. Campbell                60           ---------

            Jack D. Finley                     68           Director

            Cristina H. Kepner                 49           Director

            Louis D. Kipp                      64           Treasurer and
                                                            Director

            William L. Rose                    70           Director

Mr. Branca has been President and Chief Executive Officer of the Company since
May 1995 and a director of the Company since July 1991.   He has also been
president of RMB Associates, a business consulting firm that he owns, since
November 1989.   Prior to November 1989, he was employed by Emhart Corporation, where he held numerous positions, the most recent of which was Corporate Vice President of Operations.

Mr. Campbell has been President of Seacoast Consulting, a private business consulting firm, since August 1994. He was Group Vice President of the Commercial and Outdoor Products Group of Textron, Inc. from March 1992 to August 1994. From 1989 to March 1992 he was Group Vice President of Black and Decker Corporation and also served as President of that company s Hardware and Home Improvement Group. He was Executive Vice President of Emhart Corporation and President of that company s Consumer Sector Group until the company was acquired by the Black and Decker Corporation.

Mr. Finley has been a director of the Company since July 1989. He has been an independent business investor and advisor since 1986. From 1968 to 1986, he served in various capacities with Eikonix Corporation, a developer and producer of color scanners, which he co-founded. He was Executive Vice-President and, subsequently, Chairman of the Board of Eikonix Corporation until the company was sold to Eastman Kodak Company in 1985.

Ms. Kepner has been a director of the Company since January 1995. She has been Executive Vice President of Invemed Associates, Inc., an investment banking firm, since February 1978. Ms. Kepner is also a director of NeoPath, Inc.

Mr. Kipp has been President of Quipp Systems, Inc., since July 1987, Treasurer of the Company since October 1990 ,and a director of the Company since July 1995. He also served previously as a director of the Company from August 1987 to January 1995. Mr. Kipp was President and Treasurer of the Company from August 1983 to July 1987.

Mr. Rose has been a director of the Company since it commenced operations in August 1983. From July 1982 to June 1991, he was President and Chairman of the Board of Technit, Inc., a supplier of EMI shielding for the electronics industry. Since 1991, he has remained a director of Technit, Inc. and also serves as director of Armtex, Inc., a textile manufacturer.

Meetings and Committees of the Board of Directors

The Board of Directors held five meetings during 1995. The Board has an Audit Committee and a Compensation Committee, whose members also perform the function of the Nominating Committee.

The Audit Committee is currently comprised of Messrs. Finley and Rose and James
E. Pruitt, who is not standing for reelection. The principal functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent auditors and to review with the auditors the plan and results of the audit engagement and the adequacy of the Company's system of internal accounting controls. The Audit Committee met four times during 1995.

The Compensation Committee is currently comprised of Messrs. Finley and Rose and Ms. Kepner. The principal functions of the Compensation Committee are to recommend to the Board of Directors the salary, bonus and other benefits of members of senior management, to review new executive compensation plans, to administer certain of the Company's benefit plans and to recommend to the Board of Directors nominees for election to the Board of Directors and the compensation of the directors. The Compensation Committee met three times during 1995.

Compensation of Directors

The Company currently pays each non-employee director a fee of $ 1,200 for attendance at each meeting of the Board of Directors, ($400 if the director participates by telephone) and $200 for each meeting of a Board committee.






                             EXECUTIVE COMPENSATION


Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued by the Company during the years ended December 31, 1995, 1994 and 1993 with respect to the Company's only executive officers during the year ended December 31, 1995.

                            SUMMARY COMPENSATION TABLE

                                        Annual Compensation

Name and Principal                                                          Other Annual          All Other
      Position            Year     Salary              Bonus                 Compensation(l)     Compensation(2)
Louis D. Kipp,             1995   $110,000           $ 51,780                $ ---------              $1,494
  Vice President and       1994   $110,657           $  4,007                $ ---------              $1,078
  Chief Operating Officer 1993    $108,000           $  5,000                $  2,200(4)              $1,130

 Ralph M. Branca,          1995   $  30,000           $-------               $ ---------              $ ------
  Chief Executive Officer
  and  President(3)

James E. Pruitt,           1995   $  5,400           $ 46,677                 $ --------              $ ------
  Chief Executive          1994   $109,776           $  4,007                 $  12,088               $1,056
  Officer and  President(5)1993   $130,100           $  5,000                 $ --------              $1,340

(1) In accordance with Securities and Exchange Commission regulations, perquisites and other personal benefits are included for any year in which they amounted to more than 10% of the executive officer s total salary and bonus.

(2) Constitutes amount contributed by the Company, for the benefit of the executive officers, to the Company's Employee Savings and Investment Plan.

(3)   Mr. Branca was elected President and Chief Executive officer in May 1995.

(4) Constitutes the purchase of an automobile utilized by Mr. Kipp for business and personal purposes, as well as related insurance and other costs.

(5) Mr. Pruitt resigned as Chief Executive Officer and President effective May 1995.

Option Exercises

The following table sets forth certain information regarding stock options exercised by the Company s executive officers during 1995. At December 31, 1995, none of the Company s executive officers held any stock options:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                              Shares Acquired
                                           on                 Value Name
Name                                 Exercise               Realized ($) (1)

Ralph M. Branca                        -----                -----
Louis D. Kipp                          25,000                $218,750
James E. Pruitt                       100,000                $842,500

(1) Based on the closing price of the Company s Common Stock on dates of exercise.




Employment Agreement

Pursuant to an Employment Agreement dated as of May 1, 1995 with Mr. Kipp, Quipp Systems, Inc. ("Quipp Systems") has agreed to employ Mr. Kipp through April 30, 1997 at a salary of $110,000 per year, plus any additional compensation granted by the Board of Directors of Quipp Systems. In addition, Quipp Systems agreed to pay an incentive bonus to Mr. Kipp pursuant to the Company's Executive Incentive Compensation Plan in an amount to be set by the Board of Directors of the Company or a Committee of the Board of Directors.

The Employment Agreement provides that if Mr. Kipp voluntarily terminates his employment with Quipp Systems, then Quipp Systems will continue Mr. Kipp's health insurance coverage for either 24 months (if Mr. Kipp terminates his employment before reaching age 65), or for a period of 60 months (if Mr. Kipp terminates his employment after reaching age 65), provided Mr. Kipp pays 100 percent of the cost of such health insurance coverage, but in no event more than the premium for any similarly situated full-time employee. Any insurance provided by Quipp Systems, Inc. shall be subordinated to any other health insurance for which Mr. Kipp is eligible, subject to reimbursement of certain Medicare premiums.

In the event there is an "involuntary termination" of Mr. Kipp during the term of the employment agreement, Quipp Systems will pay to Mr. Kipp his salary through the termination date of the Employment Agreement or one year's annual salary, whichever is greater. In addition, Quipp Systems will continue Mr. Kipp's health insurance coverage (including family coverage) until Mr. Kipp's 70th birthday on terms similar to those described above. In addition, in the event of an "involuntary termination," options to purchase Company shares held by Mr. Kipp will become immediately exercisable.

Under the Employment Agreement, an "involuntary termination" will be deemed to have occurred in the event that (i) Quipp Systems terminates Mr. Kipp's employment for any reason other than fraud, conviction of a crime involving moral turpitude, willful misconduct or gross negligence in the performance of his duties or responsibilities under the agreement or (ii) if Mr. Kipp voluntarily terminates employment with Quipp Systems within 90 days of his demotion, change in duties, reduction in compensation, or relocation more than 50 miles of the principal place of business of Quipp Systems.

In the event of a termination upon a "Change of Control" (as defined in the Agreement) the Company will pay to Mr. Kipp an amount equal to three times his base salary in effect either immediately prior to the Change of Control or immediately prior to his termination following a Change of Control, whichever is higher, subject to certain limitations. Moreover, the Company will continue Mr. Kipp's health insurance on the same terms as would be applicable in the event of an "involuntary termination." In addition, upon a Change of Control, any options to purchase Company shares held by Mr. Kipp will become immediately exercisable.




                         PROPOSAL TO AMEND THE COMPANY'S
                      ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is recommending to the shareholders of the Company a proposed amendment to Article III of the Company's Articles of Incorporation that would increase the number of authorized shares of the Common Stock of the Company from 3,000,000 shares to 8,000,000 shares.

On April 8, 1996 there were 1,634,465 shares of Common Stock issued and outstanding. Additionally, if the Quipp, Inc. 1996 Equity Compensation Plan is approved, 400,000 shares will be reserved for issuance under that plan.

Adoption of this proposal would permit the Company's Board of Directors, without further approval of the Company's shareholders, except as may be required by Florida law or under Nasdaq, National Market designation criteria to issue additional shares of the Company's Common Stock, from time to time as the Board of Directors may determine, for such consideration as the Board of Directors establishes.

The Board of Directors believes that the availability of additional shares of Common Stock would provide flexibility in structuring possible acquisition of other businesses, enable the Company to raise additional equity capital, if and when needed, and allow the Board of Directors, at its discretion, to declare stock splits or stock dividends in the future. The Company has no present arrangements or understandings with respect to possible acquisitions, financings, stock splits or dividends requiring the availability of additional authorized Common Stock.

Although the Board of Directors would only authorize the issuance of additional shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of dilution of the voting power or book value per share of the outstanding shares of Common Stock. The Board of Directors (if consistent with its fiduciary responsibilities) may also issue shares to deter future attempts to gain control over the Company.

If the proposed amendment is approved, the Common Stock would remain the only authorized class of Company securities if the proposal is approved.
If the proposed amendment is approved, the text of Article III of the Company's Articles of Incorporation will be as follows:

      "The aggregate number of shares which this corporation shall have authority to issue is 8,000,000 shares of Common Stock, $.01 par value." THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION.

              APPROVAL OF QUIPP, INC. 1996 EQUITY COMPENSATION PLAN

At the Meeting, there will be presented to the shareholders a proposal to approve the adoption of the Quipp, Inc. 1996 Equity Compensation Plan (the "Equity Compensation Plan"). The Equity Compensation Plan was adopted by the Board of Directors on March 15, 1996, subject to shareholder approval. The Company believes that the Equity Compensation Plan will be an incentive to the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

The Equity Compensation Plan provides for (i) grants of stock options ("Stock Options") and stock-based awards ("Awards") to employees of the Company and its subsidiary and certain consultants and advisors, (ii) grants of Stock Options to non-employee members of the Board of Directors of the Company ("Non-employee directors") and (iii) grants of Restricted Stock ("Restricted Stock Grants") to employees of the Company and its subsidiary. If the Company has additional subsidiaries in the future, the Equity Compensation Plan will apply to employees of, and certain consultants and advisors to, such subsidiaries.

The Equity Compensation Plan will replace the Quipp, Inc. 1990 Incentive Stock Option Plan (the "1990 Plan"). Under the 1990 Plan, 100,000 shares of Common Stock remain available for grant. The 1990 Plan will be terminated, and such shares will not be issued under the 1990 Plan, if the Equity Compensation Plan is approved.

The key provisions of the Equity Compensation Plan are as follows:

General. The Equity Compensation Plan authorizes up to 400,000 shares of Common Stock for issuance pursuant to the terms of the Equity Compensation Plan, subject to adjustment in certain circumstances as discussed below. If and to the extent Stock Options granted under the Equity Compensation Plan terminate, expire or are canceled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such Stock Option or Restricted Stock Grant will become available again for purposes of the Equity Compensation Plan (in the case of a Restricted Stock Grant, regardless of whether such grant provided voting or dividend rights to the participant). No Grantee may receive grants of Stock Options, Restricted Stock Grants or Awards for more than an aggregate of 100,000 shares of Common Stock during the term of the Equity Compensation Plan.

Administration of the Equity Compensation Plan. The Equity Compensation Plan provides that is to be administered and interpreted by the Board of Directors or a committee of not less than two persons appointed by the Board of Directors from among its members, each of whom must be an "outside director" as defined by
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board or such committee is hereinafter referred to as the "Committee." The Compensation Committee of the Board of Directors will initially serve as the Committee. Except as set forth in the Equity Compensation Plan with respect to Non-employee directors, the Committee has the sole authority to determine (i) persons to whom Stock Options or Restricted Stock Grants (collectively, "Grants") or Awards may be granted under the Equity Compensation Plan, (ii) the type, size and other terms and conditions of each Grant or Award, (iii) the time when the Grants or Awards will be made and (iv) any other matters arising under the Equity Compensation Plan.

The Committee will have full power and authority to administer and interpret the Equity Compensation Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Equity Compensation Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion.

Grants and Awards. All Grants and Awards are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated participant (the "Grant Letter"). The Committee must approve the form and provisions of each Grant Letter. Grants and Awards under the Equity Compensation Plan need not be uniform among other recipients of the same type of Grant or Award.


Eligibility for Participation. The Compensation Committee is responsible for designating employees of the Company and its subsidiary and consultants and advisors of the Company, who are eligible to participate in the Equity Compensation Plan. As of March 23, 1996, approximately 123 employees were eligible for Grants or Awards under the Equity Compensation Plan. The Compensation Committee is authorized to select the persons to receive Grants or Awards (the "Grantees") from among those eligible and to determine the number of shares of Common Stock that are subject to each Grant or Award. To be eligible, consultants and advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital raising transaction. In addition, Non-employee directors may receive Grants of Stock Options only as described below under "Formula Grants to Non-employee Directors." Such grants of Stock Options to Non-employee directors are referred to below as "Formula Grants."

Stock Options. The Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Only employees of the Company or its subsidiary may receive ISOs.

The Committee fixes the option price per share at the date of Grant. The option price per share of any ISO or NQSO granted under the Equity Compensation Plan may not be less than the fair market value of an underlying share of Common Stock on the date of grant. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs granted under the Equity Compensation Plan and any other plan become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs, to the extent of such excess, must be treated as NQSOs. Currently, the measure of fair market value of a share of Company Common Stock on a particular date is the closing sale price of a share of Common Stock as reported on the Nasdaq National Market on that date. On April 5, 1996, the closing price of the Company's Common Stock, as reported on Nasdaq, was $12.00.

The Committee determines the term of each Stock Option, which may not exceed ten years from the date of grant or, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, five years from the date of grant. The vesting period for Stock Options, if any, will be as determined by the Committee, in its sole discretion, and specified in the Grant Letter. The Committee, in its sole discretion, may accelerate the exercisability of any Stock Option, other than a Stock Option subject to a Formula Grant to a Non-employee director and then held by a Non-employee director. A Grantee may exercise a Stock Option by delivering notice of exercise to the Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, or, with the approval of the Committee, by delivering shares of Common Stock already owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares of Common Stock or (except with respect to Formula Grants held by Non-employee directors) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board ("Regulation T Payment"). Non-employee directors who receive Formula Grants may make Regulation T payments with respect to the Stock Options underlying the Formula Grants. The Grantee must pay, at the time of exercise, the option price and the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise.

Formula Grants to Non-employee Directors. Under the Equity Compensation Plan, each Non-employee director who was a member of the Board of Directors on March 15, 1996 and was not previously an employee of the Company, or its subsidiary, received an NQSO to purchase 5,000 shares of Common Stock. In addition each Non-employee director who first becomes a member of the Board of Directors after March 15, 1996 and who was not previously an employee of the Company or its subsidiary will automatically receive a Grant of an NQSO to purchase 5,000 shares of Common Stock immediately upon his or her becoming a member of the Board of Directors. In addition, beginning with the 1997 Annual Meeting of Shareholders, each Non-employee director in office immediately after the annual election of directors (excluding any directors first elected at such meeting) will automatically receive, immediately after such election, a Grant of an NQSO to purchase 5,000 shares of Common Stock. Stock Options granted to Non-employee directors will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant and will be fully exercisable on the date of grant. Stock Options granted to Non-employee directors will have a term of ten years from the date of grant, subject to earlier termination as described below under "Termination of Stock Options as a Result of Termination of Employment, Disability or Death." Three Non-employee directors each were automatically granted Stock Options to purchase 5,000 shares of Common Stock on March 15, 1996, at an exercise price of $12.1875 per share and, if he is elected to the Board of Directors at the meeting, Mr. Campbell will automatically receive a Stock Option to purchase 5,000 shares of Common Stock. It is anticipated that four Non-employee directors will be entitled to receive annual grants of such Stock Options after the Meeting.

Termination of Stock Options as a Result of Termination of Employment, Disability or Death. If a Grantee ceases to serve as an employee, director, consultant or advisor to the Company or its subsidiary for any reason other than disability, death or termination for cause, such person's Stock Option will terminate 90 days following the date on which he or she ceases to serve. If such person's service ceases due to the person becoming disabled within the meaning of Section 22(e)(3) of the Code, such person's Stock Option will terminate one year following the date on which he or she ceases to serve. In the event of the death of such person, while providing such service or within three months after he or she ceases to serve, such person's personal representative may exercise the Stock Option until one year from the date of death. If such person's service ceases due to termination by the Company for cause (as defined in the Equity Compensation Plan), such person's Stock Options will terminate immediately. However, in each case described above (except with respect to Formula Grant), held by Non-employee director, the Committee may specify a different termination date, but in any event no later than the date of expiration of the option term.

Restrictions on Transferability of Stock Options. Subject to the exceptions set forth in the following sentence, no Stock Option granted under the Equity Compensation Plan may be transferred, except by will or the laws of descent and distribution. However, (i) an NQSO may be transferred pursuant to a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) the Committee may provide, in a Grant Letter, that a Grantee my transfer Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the Grantee receives no consideration for the transfer and the Grant Letters relating to the transferred Stock Options continue to be subject to the same terms and conditions that were applicable immediately prior to such transfer.

Restricted Stock Grants. The Committee may issue shares of Common Stock to a participant under a Restricted Stock Grant for no consideration unless otherwise required by law. The Grant Letter relating to a Restricted Stock Grant will provide for a period during which the Grant will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except as provided by the Committee. If so determined by the Committee, a Grantee may have voting rights and the right to receive dividends during the Restricted Period with regard to the Restricted Stock Grant. If a Grantee's employment terminates during the Restriction Period, the Restricted Stock Grant will terminate with respect to all shares of Common Stock covered by the Grant as to which the restriction has not lapsed, and those shares of Common Stock will be forfeited by the Grantee. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such circumstances as it deems appropriate.

Stock-Based Awards. Subject to limitations of applicable law, the Committee may grant to participants other than Non-employee directors Awards of Company Common Stock purely as a "bonus" and not subject to any restrictions or conditions.

Amendment and Termination of the Equity Compensation Plan. The Board of Directors may amend or terminate the Equity Compensation Plan at any time. Nevertheless, the Board of Directors may not, without obtaining shareholder approval, change the class of individuals eligible to receive an ISO, or increase the maximum number of shares as to which Grants or Awards may be made under the Equity Compensation Plan or the individual limit for any single participant. In addition, provisions of the Equity Compensation Plan relating to Formula Grants to Non-employee Directors may not be amended more than once every six months, other than to comport with changes in the Code or ERISA.

The Equity Compensation Plan will terminate on March 14, 2006 unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the shareholders. The Equity Compensation Plan will become null and void unless approved by shareholders prior to March 15, 1997.

Amendment and Termination of Outstanding Grants. A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents; provided, however, that the Committee may revoke any Grant if it is contrary to applicable law, or modify a Grant to bring it into compliance with valid and mandatory government regulation. The termination of the Equity Compensation Plan will not impair the power and authority of the Committee with respect to outstanding Grants.

Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, a recapitalization, stock split, or combination or exchange of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in the par value or similar event, or if the value of outstanding shares of Common Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for Grants and Awards, the individual limit for any single participant, and the number of shares and price per share subject to outstanding Stock Options, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

Change of Control Provisions. In the event of a "Change of Control," all outstanding Stock Options will be immediately exercisable and all restrictions on Restricted Stock Grants will lapse, unless the Committee determines otherwise. The Committee may make such determination up to 30 days following the Change of Control, provided that the Committee is comprised of the same members as served on the Committee immediately prior to such Change of Control; however, the Committee cannot make such a determination with respect to Stock Options subject to Formula Grants and held by Non-employee directors.

Under the Equity Compensation Plan, a "Change of Control" will be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) subject to certain exceptions, the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board of directors, if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than the Company or an employee benefit plan (or related trust) sponsored or maintained by the Company) becomes the beneficial owner of, or obtains voting control over, securities of the Company having at least 20 percent of the combined voting power of outstanding securities of the Company in the election of directors, or (v) the first day after the date shareholders of the Company approve the Equity Compensation Plan when directors are elected such that a majority of the members of the Board of Directors will have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Federal Tax Consequences. There are no federal income tax consequences to Grantees or to the Company upon the grant of an NQSO under the Equity Compensation Plan. Upon the exercise of NQSOs, a Grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares of Common Stock were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares of Common Stock (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

A Grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. A Grantee who disposes of the shares of Common Stock acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a Grantee disposes of the shares of Common Stock acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the Grantee held his or her shares of Common Stock prior to the disposition.

A Grantee normally will not recognize taxable income upon receiving a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such Common Stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock subject to the Restricted Stock Grant (less any amounts paid for such shares) at that time, and the Company will be entitled to a deduction in the same amount. A Grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the Grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the Grantee is not entitled to any tax deduction or tax refund.

A Grantee will recognize taxable income upon grant of an Award in an amount equal to the fair market value of the Common Stock subject to the Award at that time, and the Company will be entitled to a deduction in the same amount.

Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of Stock Options granted under the Equity Compensation Plan, the value of shares of Common Stock received when the shares of Restricted Stock became transferable (or such other time when income is recognized) and the value of shares of Common Stock when an Award is granted.
An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of Stock Options pursuant to a plan approved by shareholders that meets certain requirements. The Equity Compensation Plan, when approved by shareholders, is intended to make grants of Stock Options thereunder meet the requirements of "performance-based compensation." Restricted Stock Grants and Awards of Common Stock generally will not qualify as "performance-based compensation."

New Plan Benefits Table. As noted above, each Non-employee director who was not formerly an employee of the Company or its subsidiary received a Stock Option to purchase 5,000 shares of Common Stock on March 15, 1996, and Mr. Campbell will receive a Stock Option to purchase 5,000 shares if elected to the Board of Directors. In addition, the Committee has authorized the grant to Ralph M. Branca, President of the Company, of Stock Options to purchase 40,000 shares of Common Stock and to Louis D. Kipp, President of Quipp Systems, Inc. and Treasurer of the Company, of Stock Options to purchase 60,000 shares of Common Stock. The following table sets forth certain information with regard to grants of Stock Options to the persons and classes of persons named in the table. All of such Stock Options were or will be granted subject to shareholder approval of the Equity Compensation Plan.


                                NEW PLAN BENEFITS

                    Quipp, Inc. 1996 Equity Compensation Plan
                                                 Number of Shares
                Name and Position          Subject to Stock Options(1)

        Ralph M. Branca, President                   40,000(2)

        Louis D. Kipp, President                     60,000(3)
           of Quipp Systems Inc. and
           Treasurer of the Company

        Executive Group                              100,000(4)

        Non-Executive Director Group                 20,000(5)


      (1)
      The exercise price per share (except with respect to 15,000 shares subject to Stock Options granted to the Non-Executive Director Group) will be equal to the fair market value of a share of Common Stock on the date of shareholder approval, if the Equity Compensation Plan is approved by the shareholders. The Stock Options granted to the Non-Executive Director Group with respect to 15,000 shares have an exercise price of $12.1875 per share. The table does not reflect the grant of Stock Options to purchase 3,000 shares to a non-executive officer who is not an employee of the Company.

      (2)Mr. Branca's Stock Options will be immediately exercisable with respect to 10,000 shares of Common Stock and will be exercisable with respect to an additional 10,000 shares on each of the first three anniversaries of the date of grant.

      (3)Mr. Kipp's Stock Options will be immediately exercisable with respect to 24,000 shares of Common Stock and will be exercisable with respect to an additional 12,000 shares on each of the first three anniversaries of the date of grant.

      (4)Represents shares underlying Stock Options granted to Messrs. Branca and Kipp.

      (5)Includes 15,000 shares granted to the Non-employee directors on March 15, 1996 and 5,000 shares to be granted to Mr. Campbell if he is elected to the Board of Directors at the Meeting.


THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO ADOPT THE EQUITY COMPENSATION PLAN.


                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of KPMG Peat Marwick LLP as the independent public accountants to examine the financial statements of the Company for 1996. In accordance with the resolution of the Board of Directors, this selection will be presented to the shareholders for ratification at the Meeting. The firm of KPMG Peat Marwick LLP has audited the Company's financial statements annually since 1983. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE RATIFICATION OF THE APPOINTMENT OF KMPG PEAT MARWICK LLP.


                                  OTHER MATTERS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). The Company believes that all filings required to be made during 1995 were made on a timely basis, except for one report filed by Mr. Kipp with respect to the sale of shares that was filed subsequent to the applicable due date.


                              SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company on or before December 30, 1996 in order to be included in the proxy statement relating to the Meeting.


                             SOLICITATION OF PROXIES

The expense of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.

April 19, 1996

April 8, 1996

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Quipp, Inc.

Ladies and Gentlemen:

Pursuant to Rule 14a-6(a) under the Securities and Exchange Act of 1934, we are transmitting a preliminary copy of the proxy statement and form of proxy relating to the Quipp, Inc. 1996 Annual Meeting of Shareholders. It is intended that definitive copies of the proxy statement and form of proxy be released to shareholders on or about April 18, 1996.

                              Very truly yours,

                              Quipp, Inc.

                              By:  ______________________________
                                    Mary Johnson, Controller